AGREEMENT OF PURCHASE AND SALE

                                     BETWEEN

                  CLARION CROSSING LIMITED PARTNERSHIP, SELLER

                                       AND

                      CORNERSTONE REALTY GROUP, INC., BUYER



This Agreement was prepared by

Robert G. Holt, P.C.
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway
Suite 600
Atlanta, Georgia 30339
770-956-9600



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TABLE OF CONTENTS

                                                                            Page
  ARTICLE 1   PARTIES. .....................................................   1

  ARTICLE 2.  PROPERTY TO BE PURCHASED. ....................................   1
  ARTICLE 3.  PURCHASE PRICE. ..............................................   2
  ARTICLE 4.  CASH ADJUSTMENTS AND CLOSING COSTS. ..........................   2
  ARTICLE 5.  CLOSING DATE. ................................................   4
  ARTICLE 6.  TITLE AND SURVEY. ............................................   4
  ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF SELLER. ....................   5
  ARTICLE 8.  REPRESENTATIONS AND WARRANTIES OF BUYER. .....................   6
  ARTICLE 9.  COVENANTS OF SELLER ..........................................   7
  ARTICLE 10  CONDITIONS PRECEDENT . .......................................   9
  ARTICLE 11  ITEMS TO BE DELIVERED BY SELLER AT CLOSING ...................  10
  ARTICLE 12  ITEMS TO BE DELIVERED BY BUYER AT CLOSING ....................  13
  ARTICLE 13  DAMAGE, DESTRUCTION OR CONDEMNATION ..........................  13
  ARTICLE 14  BROKERAGE COMMISSIONS. OFFER AND ACCEPTANCE. .................  14
  ARTICLE 15  REMEDIES ON DEFAULT. .........................................  15
  ARTICLE 16  ESCROW AGENT. ................................................  16
  ARTICLE 17  OTHER TERMS AND CONDITIONS. ..................................  17
  ARTICLE 18  DEFINITIONS. .................................................  24
  ARTICLE 19  OFFER AND ACCEPTANCE. ........................................  27

LIST OF EXHIBITS

"A"      Description of the Land.
"B"      Permitted Title Exceptions.
"C"      Certificate of Representation and Warranties.
"D"      Representations Concerning Audit.
"E"      Acceptance by Escrow Agent.


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                         AGREEMENT OF PURCHASE AND SALE

                              ARTICLE 1. PARTIES.

     101. The parties to this Agreement are: (a) CLARION CROSSING LIMITED PARTNERSHIP ("Seller"), a Georgia limited partnership; and (b) CORNERSTONE REALTY GROUP, INC. ("Buyer"), a Virginia corporation. Unless otherwise specified, words and phrases that are capitalized in this Agreement are defined in Article 18 of this Agreement.

                      ARTICLE 2. PROPERTY TO BE PURCHASED.

     201. In consideration of Ten Dollars ($10.00) cash in hand paid by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, on the terms and conditions hereinafter set forth, a 228 unit garden apartment complex known as "Clarion Crossing Apartments", located in Raleigh, North Carolina, which consists of that certain parcel of land (the "Land") described in Exhibit "A", together with all of Seller's right, title and interest in and to: (a) all buildings and other improvements located on the Land, and all appurtenances thereto (herein collectively called the "Improvements"); (b) all appliances, furniture, fixtures, machinery, equipment, inventories, supplies and other tangible personal property (other than property owned by Tenants) located at and used in connection with the operation, management or maintenance of the Land or the Improvements, subject, however, to obsolescence and consumption in the ordinary course of business between the Contract Date and the Closing Date (herein collectively called the "Equipment"); (c) any portion of the Land lying in the right-of-way of any alley, passageway, street, road, highway or avenue, proposed, open, or closed, adjoining the Land and in all strips and gores; (d) all riparian rights, hereditaments, easements and other rights, benefits, privileges and immunities appurtenant to the Land; (e) all awards or payments for any Condemnation occurring after the Contract Date for damage to the Land or Improvements, including any damage caused by any change of grade or closing of any street, road, highway, avenue, alley or other right-of-way; (f) all leases, rents and profits accruing after Closing with respect to the Land, Improvements, and Equipment, including the Leases; (g) all Tenant security deposits; and (h) if and to the extent transferable, all rights, if any, that Seller has to use the tradename "Clarion Crossing" with respect to the Property (provided, however, that Seller and its affiliates shall not be prevented from using "Clarion Crossing, " or "Clarion" or "Crossing" in combination with other words for other apartment projects, except that Seller does agree that it will not use the name "Clarion Crossing" with respect to any other apartment project located in Raleigh, North Carolina), all licenses, franchises, permits, escrow deposits, contract rights, claims, choses in action, transferable utility contracts, surveys, blueprints, drawings, plans and specifications (including structural, HVAC, mechanical and plumbing plans and specifications) Tenant lists and data, booklets, manuals and promotional and advertising materials in the possession or control of Seller, with respect to the Land, Improvements, and Equipment. All of the foregoing real and personal property is hereinafter collectively called the "Property." Notwithstanding the



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foregoing,  there shall be specifically excluded from the definition of Property and from this sale: (x) any books, records and documents that Seller shall reasonably request to retain for income tax or regulatory purposes; and (y) all cash, bank accounts, and other revenues and income accruing prior to Closing.

                           ARTICLE 3. PURCHASE PRICE.

     The Purchase Price shall be TEN MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($10,600,000.00), and, subject to all prorations and adjustments provided herein, the Purchase Price shall be paid as follows:

     301. On or before the Contract Date, Buyer shall deposit with Escrow Agent good funds in the amount of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00) (the "Initial Deposit"). If Buyer does not terminate this Agreement on or before the Due Diligence Date, then, in such event, on or before the Due Diligence Date, Buyer shall deposit with Escrow Agent additional good funds in the amount of ONE HUNDRED TWENTY-FIVE THOUSAND AND N0/100 DOLLARS ($125,000.00) (the "Second Deposit"). The Initial Deposit and the Second Deposit, together with all interest earned thereon shall be the "Earnest Money". Escrow Agent shall hold, administer and disburse the Earnest Money in accordance with the terms and conditions of this Agreement. If Escrow Agent shall not otherwise be required to disburse the Earnest Money as provided in this Agreement, Escrow Agent shall pay the Earnest Money to Seller at Closing, and Buyer shall receive a credit for the amount of the Earnest Money against the Purchase Price. If Buyer shall fail or refuse to deposit the Earnest Money with Escrow Agent on or before the Contract Date, this Agreement shall automatically terminate, whereupon no party shall have any further duties, obligations or liabilities under this Agreement, except the Continuing Obligations. All interest earned on the Earnest Money shall be reported by Escrow Agent to the Internal Revenue Service as income to Buyer. Buyer represents and warrants that its Taxpayer Identification Number for purposes of reporting income to the Internal Revenue Service is

     302. The net amount of the Purchase Price, after crediting to Buyer the Earnest Money and after making the prorations described in Article 4, shall be paid at Closing in good funds immediately available in Atlanta, Georgia on the Closing Date by bank wire transfer to an account to be specified by Seller.

                 ARTICLE 4. CASH ADJUSTMENTS AND CLOSING COSTS.

     401. The following items shall be prorated between Seller and Buyer as of midnight of the day immediately preceding Closing Date, and the net amount of all such prorations shall increase or decrease, as the case may be, the net amount payable by Buyer to Seller at Closing, pursuant to Section 302:

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         401.1 Rents when, as, and if collected.  Rents  collected after Closing shall first be applied to the payment of rents for the month in which Closing occurs, next to the payment of other rents that accrued prior to Closing, and, thereafter, to rents accruing after Closing. If and when any rents that accrued prior to Closing are collected by Buyer, Buyer shall promptly pay said rents to Seller. Buyer assumes no liability or responsibility for any rents accruing prior to Closing except as expressly set forth in this Section. Buyer shall have no obligation to institute any legal action or otherwise employ any attorney or collection agent with respect to any past due rents. If any Tenant shall be entitled to any free rent for any period of time on or after the Closing Date, at Closing, Buyer shall receive a credit in an amount equal to all such free rent accruing on and after the Closing Date.

         401.2 All real and personal ad valorem property taxes imposed on the ownership of the Property. If Closing shall occur before the amount of any of said taxes shall have been determined, the proration of such taxes at Closing shall be made on the basis of the tax rate for the immediately preceding year applied to the valuation for the year in which Closing occurs. After Closing, at such time when any of said taxes are capable of an exact determination, the party having the information permitting the exact determination shall send to the other party a detailed calculation of the exact determination so made. Within thirty (30) days after both Seller and Buyer shall have received such written calculation, Seller or Buyer, as the case may be, shall pay to the other the net difference between the actual amount and the estimated amount upon which the proration was made at Closing. All special assessments, revenue bond charges, payback agreements or other charges of any type or nature whatsoever against the Property, whether of record or not, assessed prior to Closing Date shall be paid by Seller at Closing, regardless of whether or not the Government Authority levying said assessment may allow said assessment to be paid after Closing Date.

         401.3 Utility charges, payable by Seller, including water, sewer, electric, gas, telephone, trash removal, garbage removal and cable television. To the extent practicable, the parties shall cooperate in seeking to obtain a transfer of the utility accounts on Closing Date. If any utility accounts are not transferred on Closing Date, the parties shall cooperate in arranging for said transfer as soon as practicable after Closing Date. If any final reading and billing cannot be obtained prior to Closing, said utility expense shall be prorated at Closing based on an estimate, and when the final bill is received, the actual amount shall be prorated between the parties, with credit being given for the estimated amount used at Closing. Seller shall receive a credit for the amount of any utilities deposits to the extent, if any, that they are transferred to Buyer, if, and only if, Buyer consents to such transfer.

         401.4 All charges under the Service Agreements.

     402. All salaries, wages and fringe benefits owed to all employees who operate or maintain the Property, regardless of whether said employees are employed by Seller, Sellers' manager or one of their affiliates, shall be the sole responsibility of Seller, and Buyer shall have no responsibility whatsoever with respect to said expenses or obligations. Seller shall be responsible for all costs accrued with respect to said employees including salaries, wages, vacation benefits, employment taxes and withholding taxes.

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     403.  Premiums on insurance  policies relating to the Property shall not be prorated.

     404. Seller shall transfer to Buyer, and Buyer shall assume responsibility for and the benefit of all unused refundable security deposits paid by Tenants to Seller.

     405. Any item of income or expense required to be prorated under this Article that for any reason is not prorated at Closing shall be prorated as soon thereafter as practicable, If any mutual mistake, including any erroneous mathematical calculation, is made in any proration at Closing, Seller and Buyer shall, within ninety (90) days after Closing, correct said mistake and make any payment required to produce an accurate proration.

     406. Buyer shall pay all applicable state transfer and documentary stamp taxes, Buyer's attorneys' fees, all title examination and abstracting fees, the cost of the owner's title insurance policy, the cost of any lender's title insurance policy, all recording costs, and the cost of any survey of the Property. Seller shall pay its own attorneys' fees and all costs required for the payoff of all existing mortgage loans secured by the Property, including any applicable prepayment premium.

     407. If any apartment that has been vacated by a Tenant and is not covered by a Lease shall not be in rent ready condition on or before 10.00 a.m. on the fifth (5th) day preceding the Closing Date, then, in such event, Buyer shall receive a credit at Closing in an amount equal to the amount necessary to put such apartment in rent ready condition. Buyer shall not receive any such credit with respect to any apartment that is vacated by a Tenant after 10:00 a.m. on the fifth (5th) day preceding the Closing Date, nor shall Buyer receive any such credit with respect to any apartment that is covered by a Lease as of 10:00 a.m. on the fifth (5th) day preceding the Closing Date.

                            ARTICLE 5. CLOSING DATE.

     501. Before noon on the earlier of (a) the seventh (7th) day following the Due Diligence Date or (b) September. 30, 1997, Closing of this transaction shall be completed through Escrow Agent by wire transfer to an account specified by Seller of the net amount due to Seller pursuant to Section 302.

                          ARTICLE 6. TITLE AND SURVEY.

     601. At Closing, Seller shall convey fee simple title to the Property to Buyer by fee simple deed, without warranty of title, subject to the Permitted Title Exceptions. If Buyer's title insurance commitment or the Survey shall show any title exception that is unacceptable to Buyer, then, in such event, Buyer shall give written notice thereof to seller, and seller shall have the right, but no obligation (except as expressly set forth below), to cause the Encumbrance or title

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defect  evidenced  by said  exception  to be cured or  satisfied  at or prior to
Closing. If said objection shall not have been cured or satisfied by Seller prior to Closing, then, in such event, at the option of Buyer, evidenced by written notice to Seller, Buyer shall have the right to elect (a) to terminate this Agreement; or (b) to close the purchase, regardless of such title objection, thereby waiving such objection. If Seller shall properly cure or satisfy all title objections at or prior to Closing, then, in such event, this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if Buyer's title insurance commitment shall take exception for any lien that (i) is monetary in nature, (ii) can be released by the payment of the underlying obligation, and (iii) arose during the time when Seller owned the Property, said lien shall be paid or bonded off by Seller at or prior to Closing.

     602. Buyer shall have the right, but no obligation, to obtain a new survey (the "Survey") of the Land and the Improvements. If the Survey shall show a legal description different from Exhibit "A", and if the Survey is approved by Seller and Title Company, which approval shall not be unreasonably withheld, in addition to the deed provided for in Section 601, Seller shall execute and deliver at Closing a quitclaim deed containing a legal description based on the Survey.

              ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby represents and warrants to Buyer that:

     701. (a) Seller is a limited partnership duly organized and, validly existing under the laws of the State of Georgia; (b) Seller will be duly bound by the actions of the legal entities executing and delivering this Agreement and Closing Documents on behalf of Seller, and the individuals executing and delivering said documents on behalf of said legal entities have all necessary power and authority to do so; (c) Seller has or will have prior to Closing all necessary power and authority to execute, deliver and perform this Agreement and Closing Documents and to complete the transactions provided for herein; (d) neither the execution, delivery nor performance of this Agreement or any of Closing Documents, with or without notice, the passage of time, or both, (i) will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction, or decree issued against or imposed on Seller, (ii) will result in a violation of any Legal Requirement or Private Covenant to which Seller is a party or which otherwise affects the Property, or (iii) will give any Person any right to accelerate any debts of Seller; and (e) all consents to Seller's execution, delivery or performance of this Agreement required from any Person, including all directors, shareholders, partners, Tenants and lenders of Seller, have been or will be before Closing obtained in writing.

     702. To the knowledge of Seller, no claim or demand has been made and there is no litigation or administrative proceeding pending against or affecting Seller that, if upheld or decided adversely to Seller, would impair Seller's ability to consummate the transactions provided for in this Agreement, and, to the knowledge of Seller, no such claim, demand, litigation or proceeding has been threatened.

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     703.  Seller is exempt from the  withholding  requirements of Sections 1445 and 6039(c) of the Internal Revenue Code of 1986.

     704. To the knowledge of Seller, Seller is the owner in fee simple of the Property and has the power to convey the same. The provisions of this Section 704 shall terminate at Closing.

     705. Seller is not subject to any agreements or arrangements, with the exception of the provisions of the Existing Mortgage Documents relating to the Property, that would prevent Seller from selling the Property to Buyer.

     706. All necessary action has been taken by Seller to authorize the execution of this Agreement and the performanco of the obligations contemplated hereunder, subject to the provisions of the Existing Mortgage Documents.

              ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller that:

     801. (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia; (b) Buyer will be duly bound by the actions of the legal entities executing and delivering this Agreement and Closing Documents on behalf of Buyer, and the individuals executing and delivering said documents on behalf of said legal entities have all necessary power and authority to do so; (c) Buyer has (or will have prior to Closing) all necessary power and authority to execute, deliver and perform this Agreement and Closing Documents and to complete the transactions provided for herein; (d) neither the execution, delivery nor performance of this Agreement or any of Closing Documents, with or without notice, the passage of time, or both,
(i) will constitute or result in a violation or breach by Buyer of any judgment, order, writ, injunction, or decree issued against or imposed on Buyer, (ii) will result in a violation of any Legal Requirement or Private Covenant to which Buyer is a party or which otherwise affects the Property, or (iii) will give any Person any right to accelerate any debts of Buyer; and (e) all consents to Buyer's execution, delivery or performance of this Agreement required from any Person, including all directors, shareholders, partners and lenders of Buyer, have been (or will be before Closing) obtained in writing.

     802. No claim or demand has been made and there is no litigation or administrative proceeding pending against or affecting Buyer that, if upheld or decided adversely to Buyer would impair Buyer's ability to consummate the transactions provided for in this Agreement, and no such claim, demand, litigation or proceeding has been threatened.

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                        ARTICLE 9. COVENANTS OF SELLER.

     901, Seller hereby  covenants and agrees with Buyer that, from the Contract
Date  until  Closing,   Seller  shall  maintain  and  operate  the  Property  in
substantially the same manner as it is being maintained and operated.

     902. Seller hereby covenants and agrees with Buyer that, from the Contract Date until Closing, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably delayed, conditioned or withheld:
(a) enter into any new Lease or Service Agreement affecting the Property, except in the ordinary course of business; (b) terminate, modify, amend or supplement any of the Leases, except in the ordinary course of business; (c) collect any rents with respect to any of the Leases more than two (2) months in advance of the stated due date thereof, (d) initiate, consent to, approve, acquiesce in or otherwise take any action with respect to any change in any zoning, special use permit or subdivision regulation with respect to the Property; (e) terminate, modify, alter, or supplement any appurtenant easement; (f) place any Encumbrance on the Property; or (g) transfer, assign, convey or sell the Property to any Person other than Buyer.

     903. On or before the fifth (5th) Business Day following the Contract Date, Seller shall deliver to Buyer copies of the following items:

         903.1 Seller's existing owner's title insurance policy.

         903.2 Seller's existing surveys of the Land and Improvements that are in the possession of Seller.

         903.3 All Service. Agreements.

         903.4  Operating  statements for the Property for the past  twenty-four
(24) months.

         903.5 A Schedule of Leases (rent roll) showing with respect to each apartment, the name of the tenant, the amount of the monthly rent payable, the apartment number, the date to which rent has been paid, any advance payment of rent, and the amount of any escrow or security deposit held by Seller with respect to said Lease.

         903.6 A Schedule of Equipment.

         903.7 A Schedule of all equipment leases relating to the Equipment.

         903.8 A letter substantially in the form of Exhibit "D" signed by Seller's Manager.

         903.9 Such other items as may be reasonably requested by Buyer.

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     904. Seller hereby  covenants and agrees with Buyer that, from the Contract
Date until Closing, Seller will provide to Buyer, its agents, representatives and contractors, the right to enter upon the Property at reasonable times to make such reasonable investigations, surveys, tests and studies as may be requested by Buyer; provided, however, that (a) neither Buyer, nor its agents, representatives or contractors, shall interfere with the normal operation of the Property or the quiet enjoyment of the Tenants or cause any material damage to the Property, and (b) Buyer shall promptly pay for all work performed by order of Buyer, its agents, representatives, or contractors with respect to the Property and shall not cause the creation of any lien with respect to the
Property in favor of any Person, including any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer; provided, however, that no work ordered by Buyer shall be performed unless Buyer shall have given to
Seller  at  least   twenty-four   (24)   hours   prior   notice  by   telephone.
Notwithstanding any provision of this Agreement, Buyer shall not have the right to undertake any environmental study or test beyond the scope of a standard "Phase I" audit without the prior written consent of Seller, which consent shall not be unreasonably withheld. In connection with Buyer's physical inspection of the Property, Buyer shall have the right, at Buyer's expense, to enter and inspect each and every apartment unit and Seller shall make available a representative to accompany Buyer on each and every such inspection. Buyer shall indemnify and hold harmless Seller against and from all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon the Property or Seller or incurred by Seller as a result of personal injury, property damage or liens asserted by any Person arising from Buyer's exercise of its rights under this section.

     905. Prior to any entry by Buyer or any of Buyer's designees onto the Property, Buyer shall: (a) secure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Buyer's activities with respect to the Property, with a single limit of liability (per occurrence and aggregate) of not less than Three Million and No/100 Dollars ($3,000,000.00); and (b) deliver to Seller a certificate of insurance, evidencing that such insurance policy is in full force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to all activities of Buyer and its designees with respect to the Property. Such insurance shall be written on an "occurrence" basis, and shall be maintained in full force and effect until the earlier of (x) the termination of this Agreement and the conclusion of all entry onto the Property by Buyer; or
(y) Closing.

     906. Prior to Closing, Buyer and its agents and representatives shall not use for its or their own benefit (except for Buyer's investigation of the Property with respect to this Agreement), and shall hold in strict confidence and not disclose (except when required by law) (a) any data or information relating to Seller, its partners, or the Property obtained from those parties in connection with this Agreement that is clearly labeled on its face as "Confidential," or (b) any data and information relating to the financial statements, conditions and operations of the Property that is confidential in nature and not generally known to the public (clauses (a) and (b) together, the "Confidential Information"). If the transactions contemplated in this Agreement are not consummated for any reason, buyer shall return to seller all data, information and any other written material obtained by Buyer from Seller in connection with these transactions and any

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copies, summaries or extracts thereof, and except as noted herein, shall refrain from disclosing any of the Confidential Information to any third party or using any of the Confidential Information for its own benefit or that of any other Person,

     907. Except as otherwise required by law, any notices, releases, statements and communications to employees of Seller, and other persons operating or maintaining the Property including parties to the Service Agreements and Tenants, and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller.

                       ARTICLE 10. CONDITIONS PRECEDENT.

     1001. Notwithstanding any other provision of this Agreement, Buyer shall not be obligated to purchase the Property unless and until each and every of the following conditions precedent shall have been satisfied in full:

         1001.1. Buyer shall have the right to terminate this Agreement for any reason by sending to Seller, before Midnight on the Twenty First (21st) day following the Contract Date (the "Due Diligence Date"), a written termination notice. Upon such termination, Escrow Agent shall return the Eamest Money to Buyer. Notwithstanding the foregoing, if Buyer does not receive all of the items listed in Section 903 on or before the fifth (5th) Business Day following the Contract Date, then, in such event, the Due Diligence Date shall be extended for each day following the fifth (5th) Business Day following the Contract Date when all of said items have not been received by Buyer.

         1001.2. Prior to Closing: (a) Buyer shall have received all items required by this Agreement to be delivered by Seller at or prior to Closing; (b) there shall not exist any material default, material event of default, or event that with the passage of time, the giving of notice, or both, would constitute a material default or material event of default by Seller under this Agreement; and (c) each representation and warranty made by Seller in this Agreement shall be true and correct in every material respect.

     1002. If said conditions precedent set forth in Section 1001 shall not have been satisfied in prior to the applicable dates set forth above in this Article, Buyer shall have the right, at its option: (a) to terminate this Agreement (upon which termination, Escrow Agent shall return the Earnest Money to Buyer); (b) to close the transaction contemplated hereby regardless of such unsatisfied conditions precedent, without any reduction in the Purchase Price, or (c) to exercise any other available right or remedy if Seller is in default under this Agreement.

     1003. Notwithstanding any other provision of this Agreement, Seller shall not be obligated to sell the Property unless and until each and every of the following conditions precedent shall have been satisfied in full:

         1003.1. At Closing: (a) Seller shall have received all material items required by this Agreement to be delivered by Buyer at or prior to Closing; (b) there shall not exist any material default, material event of default, or event that with the passage of time, the giving of notice, or both, would constitute a material default or material event of default by Buyer under this Agreement; and
(c) each representation and warranty made by Buyer in this agreement shall be true and correct in every material respect.

     1004. If each and every of said conditions precedent set forth in Section 1003 shall not have been satisfied in full prior to the applicable dates set forth above in this Article, Seller shall have the right, at its option: (a) to terminate this Agreement, whereupon Seller and Buyer shall have no further rights, duties and obligations under this Agreement except for tile Continuing Obligations; or (b) to close the transaction contemplated hereby regardless of such unsatisfied conditions precedent; or (c) to exercise any other available right or remedy if Buyer is in default under this Agreement.

            ARTICLE 11. ITEMS TO BE DELIVERED BY SELLER AT CLOSING.

     At Closing, Seller shall deliver to Buyer:

     1101. Three (3) counterparts of a closing statement, itemizing all credits between Seller and Buyer and all closing costs disbursed through the escrow account of the Escrow Agent in connection with Closing.

     1102. If Seller is a corporation or if Seller is a partnership and any or all of the general partners of Seller is a corporation, (a) a true, correct and complete copy of the articles of incorporation of Seller (or all corporate general partners of Seller, as applicable), certified by the Secretary or an Assistant Secretary of Seller (or all corporate general partners of Seller, as applicable), together with evidence that Seller (or all corporate general partners of Seller, as applicable) is duly qualified to do business in each state in which a part of the Property is located; (b) copies of corporate resolutions duly adopted by the Board of Directors of Seller (or all corporate general partners of Seller, as applicable) authorizing the execution, delivery and performance of this Agreement, duly certified by the Secretary or an Assistant Secretary of Seller (or all corporate general partners of Seller, as applicable); (c) an incumbency certificate, evidencing that the individuals executing and delivering this Agreement and all of Closing Documents on behalf of Seller (or all corporate general partners of Seller, as applicable) are duly elected, qualified and serving officers of Seller (or all corporate general partners of Seller, as applicable), setting forth the particular office held by each of said individuals, duly executed and delivered by the Secretary or an Assistant Secretary of Seller (or all corporate general partners of Seller, as applicable).

     1103. If Seller is a partnership, (a) a true, correct and complete copy of the partnership agreement and certificate of partnership, if any, of Seller, certified by a general partner of Seller, together with evidence that Seller is duly qualified to do business in each state in which a part of the Property is located; (b) copies of written authorizations, approvals or consents properly executed by all partners who have not executed this Agreement and Closing Documents authorizing the execution, delivery and performance of this Agreement and Closing Documents, duly certified by a general partner of Seller; (c) an incumbency certificate, evidencing that the partners executing and delivering this Agreement and all of Closing Documents on behalf of Seller are duly qualified general partners of Seller, duly executed and delivered by a general partner of Seller; all of which documents shall be reasonably acceptable to Title Company.

     1104. A duly executed certificate by Seller reaffirming the representations and warranties made in Article 7 of this Agreement, except for the sections in
Article 7 that are specified to terminate at Closing.

     1105. An updated Schedule of Leases in effect at the time of Closing, containing all the information required by, and otherwise conforming to the provisions of Section 903.5, certified to be true, correct, and complete in all material respects by Seller's Manager.

     1106. A duly executed fee simple deed, without warranty, in form acceptable for recording, conveying all Sellers' right, title and interest in and to the Land and the Improvements, subject to the Permitted Title Exceptions.

     1107. A duly executed bill of sale assigning and transferring to Buyer: (a) all the Equipment, with a general warranty of free and clear title, subject only to the Permitted Title Exceptions; and (b) all intangible property constituting a part of the Property, including all assignable licenses and permits relating to the operation of the Property and the existing telephone number of the Property, with a limited warranty of free and clear title, warranting said title with respect to all claims made by, through or under Seller, subject only to the Permitted Title Exceptions.

     1108. Two counterparts of a duly executed assignment of leases and assumption agreement in which Seller assigns to Buyer all Seller's right, title and interest as landlord in and to all the Leases, subject to the Permitted Title Exceptions, and agrees to defend, indemnify and hold harmless Buyer, its manager and their affiliates with respect to all claims, damages, liabilities, losses, actions, and expenses, including all attorneys' fees and expenses at both the trial and appellate levels, that may be incurred by any of said indemnified parties as a result of Seller's failure to fulfill the landlord's duties and obligations accruing under the Leases prior to Closing, and in which Buyer assumes all landlord's obligations and duties accruing subsequent to Closing under the Leases, acknowledges receipt from Seller of the deposits for which Buyer is receiving a credit, and agrees to defend, indemnify and hold harmless Seller, its manager, and their affiliates with respect to all claims, damages, liabilities, losses, actions, and expenses, including all attorneys' fees and expenses at both the trial and appellate levels, that may be incurred by any of said indemnified parties as a result of Buyer's failure to fulfill the landlord's duties and obligations accruing under any or all the Leases subsequent to Closing. Landlord's duties and obligations, as used in this Section, shall include the obligations to hold and apply all Tenant deposits in accordance with the Leases and applicable law.

     1109, Two counterparts of a duly executed assignment of contracts and assumption agreement in which: (a) Seller shall assign to Buyer all Sellers' right, title and interest in and to (i) the Service Agreements, and (ii) all warranties and guaranties, if any, of which Seller is the beneficiary with respect to the Property; (b) Seller shall agree to defend, indemnify and hold harmless Buyer, its manager, and their affiliates with respect to all claims, damages, liabilities, losses, actions, and expenses, including all attorney's fees and expenses at both the trial and appellate levels, that may be incurred by any of said indemnified parties as a result of Sellers' failure to fulfill its duties and obligations accruing under the assumed Service Agreements prior to Closing, and (c) Buyer shall assume all Sellers' duties and obligations accruing subsequent to Closing under the assumed Service Agreements and agrees to defend, indemnify and hold harmless Seller, its manager, and their affiliates with respect to all claims, including all attorney's fees and expenses at both the trial and appellate levels, damages, liabilities, losses, actions, and expenses that may be incurred by any of said indemnified parties as a result of Buyer's failure to fulfill said assumed duties and obligations accruing under the assumed Service Agreements subsequent to Closing. Seller shall also deliver to Buyer all originals of the assumed Service Agreements and the warranties and guaranties assigned pursuant to this Section, to the extent that Seller has them in its possession or is reasonably able to obtain them prior to Closing.

     1110. A duly executed affidavit of title with respect to the Property in form and substance reasonably satisfactory to the Title Company.

     1111. A duly executed certificate with respect to Section 1445 of the Internal Revenue Code of 1986, as amended, stating, among other things, that Seller is not a foreign corporation or non-resident alien, as defined in the Code and regulations issued pursuant thereto.

     1112. A duly executed letter, in form reasonably acceptable to both Seller and Buyer, addressed to each of the Tenants stating that the Property, the Leases and the security deposits have been conveyed, transferred and assigned to Buyer and that all rents, utilities charges and other payments that Tenants are obligated to pay to the landlord after Closing should be paid to Buyer or Buyer's designee.

     1113. All original Leases and Service Agreements (or copies if the originals are not available), to the extent they are in the possession of Seller.

     1114. Physical possession of all the Property and all keys, including all master keys, to all the Improvements in the possession or control of Seller and its agents, including its managing and leasing agents.

     1115. A Certificate of Representations and Warranties from Seller's Manager, substantially in the form of Exhibit "C".

     1116. A copy of a written termination of the management agreement presently existing between Seller and Seller's Manager with respect to the Property.

     1117. Such other documents as may be reasonably requested by Title Company or Buyer.

             ARTICLE 12. ITEMS TO BE DELIVERED BY BUYER AT CLOSING.

     At Closing, Buyer shall deliver to Seller:

     1201. The Closing statements described in Section 1101.

     1202. A certificate executed by Buyer reaffirming the representations and warranties made in Article 8 of this Agreement.

     1203. The duly executed assignment of leases and assumption agreement described in Section 1108 hereof.

     1204. The duly executed assignment of contracts and assumption agreement described in Section 1109 hereof.

     1205. Such other documents as may be reasonably requested by Title Company or Seller.

                ARTICLE 13. DAMAGE, DESTRUCTION OR CONDEMNATION.

     1301. If, prior to Closing, to Seller's knowledge, there shall occur any damage or destruction to the Property, including termite damage or infestation, Seller shall give prompt written notice thereof to Buyer. If such damage or destruction would require more than One Hundred Thousand and No/100 Dollars ($100,000.00) or longer than thirty (30) days to repair, Buyer shall have the option, in its sole judgment and discretion, (a) to terminate this Agreement or
(b) to proceed with Closing without any adjustment in the Purchase Price, in which event, at Closing, Seller shall transfer and assign to Buyer all Seller's right, title and interest in and to all proceeds from all termite bonds, if any, and insurance policies owned by Seller with respect to the Property (including loss of rents insurance benefits accruing on and after Closing Date, with Seller's retaining such loss of rents insurance benefits accruing prior to Closing Date) for such damage or destruction, after deduction therefrom of any reasonable costs incurred by Seller to collect such proceeds and any amounts expended by Seller prior to Closing for the repair or restoration of the Property, and, at Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the applicable deductible on said bonds or insurance policies. If Buyer shall elect to terminate this Agreement, Buyer shall give written notice thereof to Seller and to Escrow Agent within ten (10) days after Buyer shall have received written notice of such damage or destruction (the Closing Date shall be extended if necessary to provide said ten (10) day period). If Buyer does not give such notice within such time, Buyer shall be conclusively deemed to have elected to proceed with Closing, and shall not have any further right to terminate this Agreement as a result of such damage or destruction.

     1302. If, prior to Closing, there shall occur any damage or destruction to the Property that would require One Hundred Thousand and no/100 Dollars ($100,000.00) or less and not longer than thirty (30) days to repair, Buyer shall not have the option to terminate this Agreement, as provided in Section 1301(a), but Closing shall proceed in the manner specified in Section 1301 (b).

     1303. Buyer acknowledges that Seller makes no representation or warranty as to the amount of any termite bond, if any, or insurance policy proceeds, if any, that will be available to Buyer in the event of a Closing pursuant to Section 1301(b) or Section 1302.

     1304. If, prior to Closing, to the knowledge of Seller, there shall occur any Condemnation of the Property that is likely to have a material adverse effect on the use of the Property, Seller shall give prompt written notice thereof to Buyer, and Buyer shall have the option, in its sole judgment and discretion, either (a) to terminate this Agreement by giving written notice of termination to Seller within ten (10) days after Buyer shall have received written notice of such Condemnation (the Closing Date shall be extended if necessary to provide said ten (10) day period) or (b) to complete the transaction provided for in this Agreement, in which event, at Closing, all Condemnation proceeds, if any, collected by Seller prior to Closing shall be paid by Seller to Buyer, after deduction therefrom of any reasonable costs incurred by Seller to collect such proceeds and any amounts expended by Seller prior to Closing for the repair or restoration of the Property, and, at Closing, Seller shall assign to Buyer all Condemnation proceeds that have not been paid at that time.

     1305. If, prior to Closing, there shall occur any Condemnation of the Property that is not likely to have a material adverse effect on the use of the Property, Buyer shall not have the option to terminate this Agreement, as provided in Section 1304(a), but Closing shall proceed in the manner specified in Section 1304(b). Buyer acknowledges that Seller makes no representation or warranty as to the amount of any Condemnation proceeds, if any, that will be available to Buyer in the event of a Closing pursuant to Section 1304(b) or this
Section 1305.

     1306. For purposes of Sections 1304 and 1305, a Condemnation shall be deemed to have a material adverse effect on the use of the Property if (a) it causes the loss of more than five percent (5%) of all the parking spaces, (b) it causes the Property to violate any zoning ordinance, or (c) it reduces the number or size of any buildings composing the Property.

     1307. The risk of loss with respect to the Property prior to Closing shall be born by Seller.

                       ARTICLE 14. BROKERAGE COMMISSIONS.

     1401. Seller shall indemnify, hold harmless and defend Buyer against all claims for sales commissions or other similar compensation that may be asserted by any Person with respect to this transaction to the extent that the liability for said compensation shall be based upon actions of Seller. Buyer shall indemnify, hold harmless and defend Seller against all claims for sales commissions or other similar compensation that may be asserted by any Person, including Austin Realty Advisors, with respect to this transaction to the extent that the liability for said compensation shall be based upon actions of Buyer.

                        ARTICLE 15. REMEDIES ON DEFAULT.

     1501. If (a) Seller shall not be in default in any material respect in its performance of this Agreement, and (b) Buyer shall fail or refuse to acquire the Property as provided in this Agreement, then, in such event, Seller shall have the option to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon Escrow Agent shall pay to Seller all the Earnest Money being held by Escrow Agent, as liquidated damages, which shall be the sole remedy of Seller against Buyer for said failure or refusal to acquire the Property. Seller and Buyer hereby agree that if Buyer should default on its obligation to acquire the Property pursuant to this Agreement, (a) the amount of damages to Seller would be difficult, if not impossible, to determine, and (b) the amount of liquidated damages stated above constitutes a reasonable good faith estimate by the parties, as of the Contract Date, of the actual damages that Seller might incur if Buyer should fail or refuse to acquire the Property pursuant to this Agreement. If Buyer shall default with respect to any indemnity set forth in Section 904, 1401 or 1601, then, in such event, Seller shall have all rights and remedies available at law or in equity with respect to such default, and the foregoing liquidated damages provision shall not apply to such default, but the Earnest Money shall be available as a source of payment of any such nonliquidated damages, so long as it has not been paid to satisfy the liquidated damages obligation.

     1502. If (a) Buyer shall not be in default in any material respect in its performance of this Agreement, and (b) Seller shall fail or refuse to convey the Property to Buyer as provided in this Agreement, then, in such event, as its sole and exclusive remedy for such failure or refusal to sell, Buyer shall have the right to exercise any one of the following remedies: (x) to terminate this Agreement, subject to Section 1715(j); or (y) to sue Seller for specific performance. Seller shall not be liable for monetary damages for its failure or refusal to sell the Property; provided, however, that if Buyer shall be unable to obtain a decree of specific performance, because of the intervening rights of an innocent third party, as a result of any breach of any covenant contained in this Agreement by Seller, then, in such event, Seller shall be liable to Buyer for monetary damages in an amount equal to the sum of (a) Buyer's reasonable out of pocket expenses incurred in connection with this Agreement, plus (b) the lesser of (i) One Hundred Thousand and No/100 Dollars ($100,000.00); or (ii) the amount of other actual damages suffered by Buyer, but in no event shall Seller be liable for any punitive damages, indirect damages, or consequential damages.

     1503. If any representation or warranty in this Agreement is true as of the Contract Date and is untrue as of Closing Date as a result of events occurring between the Contract Date and Closing Date other than an act or omission on the part of the party (the "Representing Party") making said representation or warranty, and the Representing Party gives written notice to the other party (the "Beneficiary Party") before Closing that said events have occurred, then, in such event, the Beneficiary Party's sole remedy shall be either: (a) to waive said representation or warranty in writing and proceed with Closing of this transaction without any change in the Purchase Price; or (b) to terminate this Agreement by giving written notice to the other party prior to Closing. If either party terminates this Agreement in accordance with the immediately preceding sentence, Escrow Agent shall promptly refund to Buyer all the Earnest Money being held by Escrow Agent, whereupon neither Seller nor Buyer shall have any further rights or duties under this Agreement, except for the Continuing Obligations, Notwithstanding the foregoing, if (a) any representation or warranty made by Seller in this Agreement is true on the Contract Date, but is untrue at Closing, (b) said representation or warranty relates to the Schedule of Leases or to the performance by any Tenant, and (c) the untruthfulness of said representation or warranty is not caused by any breach of this Agreement by Seller, then, in such event, Buyer shall not have the right to terminate this Agreement because of the untruthfulness of said representation or warranty as of Closing.

     1504. If Buyer purchases the Property from Seller, and if (a) Buyer shall breach any covenant contained in this Agreement, (b) any representation made in this Agreement by Buyer shall be untrue in any material respect, (c) Buyer shall breach any warranty contained in this Agreement in any material respect, or (d) Buyer shall fail or refuse to perform, satisfy or pay when due any duty, obligation or liability that Buyer has assumed under this Agreement, then, in such event, Buyer shall and does hereby agree to defend, indemnify and hold harmless Seller from and against all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements at both the trial and appellate levels, that Seller may incur as a result thereof

     1505. If Buyer purchases the Property from Seller, and if (a) Seller shall breach any covenant contained in this Agreement, (b) any representation made in this Agreement by Seller shall be untrue in any material respect, (c) Seller shall breach any warranty contained in this Agreement in any material respect, or (d) Seller shall fail or refuse to perform, satisfy or pay any duty, obligation or liability of Seller that Buyer is not required to assume under this Agreement, then, in such event, Seller shall and does hereby agree to defend, indemnify and hold harmless Buyer from and against all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements at both the trial and appellate levels, that Buyer may incur as a result thereof.

     1506. Notwithstanding any other provision of this Agreement, if Buyer purchases the Property from Seller, Buyer shall have no right to assert any remedies against Seller for the breach of any representation or warranty by Seller if Buyer had knowledge of said breach prior to Closing.

                           ARTICLE 16. ESCROW AGENT.

     1601. In performing its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect (a) to any action taken or omitted in good faith upon advice of its counsel or (b) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper Person, and to conform to the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless Escrow Agent against all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder, including any litigation arising out of this Agreement or involving the subject matter hereof If any dispute shall arise between Seller and Buyer sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the clerk of the Superior Court of the County in which the Land is located, or the clerk for the United States District Court, having jurisdiction over the county in which the Land is located, any or all money, property or documents in its hands relating to this Agreement, together with such legal pleadings as it shall deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer shall bear all costs and expenses of any such legal proceedings.

     1602. If Buyer does not terminate this Agreement pursuant to Section 1001.3 prior to the Due Diligence Date, and if thereafter Seller or Buyer (the "Objecting Party") and Escrow Agent shall receive written notice ("Earnest Money Demand") from the other party ("Demanding Party") alleging that the Demanding Party is at that time entitled to receive payment of the Earnest Money under this Agreement, and if the Objecting Party in good faith believes that the Demanding Party is not at that time entitled to receive payment of the Earnest Money, then, in such event, the Objecting Party shall have the right to give written notice to the Demanding Party and to the Escrow Agent objecting to the payment of the Earnest Money to the Demanding Party. At any time when Escrow Agent shall receive any Earnest Money Demand, Escrow Agent shall hold the Earnest Money for at least five (5) Business Days after receipt by Escrow Agent of said Earnest Money Demand before paying the Earnest Money to any Person. If Escrow Agent shall receive any such written objection prior to the payment of the Earnest Money to the Demanding Party, then, in such event, Escrow Agent shall hold the Earnest Money until receipt by Escrow Agent of either (a) consistent written instructions from Seller and Buyer with respect to the disposition of the Earnest Money or (b) a court order issued by a court of competent jurisdiction directing the disposition of the Earnest Money. Nothing contained in this Section shall prevent Escrow Agent from exercising any of its rights under Section 1601.

                    ARTICLE 17. OTHER TERMS AND CONDITIONS.

     1701. Time is of the essence of each and every provision in this Agreement. If any provision of this Agreement requires that action be taken on or before a particular date that falls on a day that is not a Business Day, the time for the taking of such action shall automatically be postponed until the next following, Business Day.

     1702. The Continuing Obligations shall survive the execution and delivery of this Agreement, the termination of this Agreement prior to Closing (if applicable), Closing, and the delivery of Closing Documents, except as otherwise specifically agreed in writing by Seller and Buyer or as may be satisfied by the delivery of Closing Documents. Except as otherwise provided in this Agreement, all other representations, warranties, covenants, indemnities, agreements and obligations under this Agreement shall survive Closing and the delivery of Closing Documents for a period of ninety (90) days after Closing Date, and any claim thereunder to be effective must be asserted in writing prior to such expiration, except as otherwise specifically agreed to in writing by Seller and Buyer or as may be satisfied by the delivery of Closing Documents, and none of such representations, warranties, covenants, indemnities, agreements or obligations shall merge with the transfer of title. The representations, warrantees, covenants, indemnities, agreements and obligations under the Closing Documents shall not be affected by the provisions of this Section 1702.

     1703. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective representatives, heirs, successors and assigns, provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to Closing by either party without the prior written consent of the other party, which consent may be withheld for any reason, or for no reason, at the sole and absolute discretion of the party whose consent is required. Seller hereby consents to an assignment of the rights of Buyer under this Agreement by Buyer to Cornerstone Realty Income Trust, Inc., a Virginia corporation.

     1704. Any notice, request, demand, instruction or other communication (a "Notice') to be given to any party with respect to Us Agreement may be given either by the party or its counsel and shall be deemed to have been properly sent and given when delivered by hand, when sent by certified mail, return receipt requested, or by reputable overnight courier service, or when transmitted by facsimile. If delivered by hand, a Notice shall be deemed to have been sent, given and received when actually delivered to the address specified in, or pursuant to, this section. If sent by certified mail, a Notice shall be deemed to have been sent and given when properly deposited with the United States Postal Service with the proper address and postage paid therewith, and shall be deemed to have been received on the third (3rd) Business Day following the date of such deposit, whether or not actually received by addressee. If sent by courier service, a Notice shall be deemed to have been sent and given when delivered to said courier service with the proper address and delivery charges either prepaid or charged to a proper account, and shall be deemed to have been received when actually delivered to the address specified in, or pursuant to, this section. If sent by facsimile, a Notice shall be deemed to have been sent, given and received when transmitted to the proper facsimile number, provided that said Notice shall also be sent on the same date by overnight courier service, in compliance with the immediately preceding sentence. The addresses to which Notices shall be sent are:

If to Seller:

                         Clarion Crossing Limited Partnership
                         c/o Mr. Robert J. Thiebaut, President
                         Sterling Trust
                         Two Ravinia Drive, Suite 1120
                         Atlanta, GA 30346
                         Tel: 770-390-7400
                         Fax: 770-390-7418

With a copy to:

                         Robert G. Holt, Esq.
                         Holt Ney Zatcoff & Wasserman, LLP
                         100 Galleria Parkway, Suite 600
                         Atlanta, GA 30339
                         Tel: 770-956-9600
                         Fax: 770-956-1490

If to Buyer:

                         Cornerstone Realty Group, Inc.
                         Attn: Mr. Gus G. Remppies
                         V.P. Acquisitions
                         306 East Main Street
                         Richmond, VA 23219
                         Tel. 804-643-1761
                         Fax: 804-782-9302

With copies to:

                         Zuckerbrod & Taubenfeld
                         Attn: Harry Taubenfeld, Esq.
                         575 Chestnut Street
                         Cedarhurst, NY 11516
                         Tel: 516-374-3133
                         Fax: 516-374-3490

                         and

                         Ted Oliver, Esq.
                         Manning, Fulton & Skinner
                         500 UCB Plaza
                         3605 Glenwood Avenue
                         Raleigh, NC 27612
                         Tel: 919-787-8880
                         Fax: 919-781-0811

If to Escrow Agent:

                         First American Title Insurance Company
                         c/o The Title Company of North Carolina
                         Attn: Alice B. Murdock
                         434 Fayetteville Street Mall
                         P.O. Box 2718 Raleigh, NC 27602

Each party shall have the right to change the address or facsimile number to which Notices to it are to be sent by giving written notice of said change to the other parties as provided in this Section. If any notice shall be given in accordance with this section and the addressee shall fail or refuse to accept delivery of said Notice, or the address or facsimile number specified in, or pursuant to, this section shall not be the correct address or facsimile number, then, in such event, said Notice shall conclusively be deemed to have been received by the addressee on the earlier to occur of (a) the time specified above in this section or (b) the date when an attempt is made to deliver said Notice to the address or facsimile number specified in, or pursuant to, this section.

     1705. This Agreement constitutes the sole and entire agreement between the parties hereto, and no modification, alteration, or amendment of this Agreement shall be binding unless signed by the party against whom such modification, alteration, or amendment is sought to be enforced. No representation, warranty, covenant, inducement or obligation not included in this Agreement shall be binding upon either party hereto.

     1706. Each party agrees to use reasonable efforts to cause all conditions precedent to Closing to be satisfied promptly.

     1707. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. If any provision of this Agreement shall be declared invalid or unenforceable under applicable law, then the performance of such portion shall be excused to the extent of such invalidity or unenforceability, but the remainder of this Agreement shall remain in full force and effect; provided, however, that if the excused performance of such unenforceable provision shall materially adversely affect the interest of either party, the party so affected shall have the right to terminate this Agreement by written notice thereof to the other party and Escrow Agent, whereupon this Agreement shall become null and void, except for those indemnities that are specified in this Agreement to survive the termination of this Agreement prior to Closing.

     1708. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement. It shall not be necessary that each party execute: each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

     1709. Each party shall have the right, in its sole discretion, for any reason or for no reason, to waive any condition precedent or contingency contained in this Agreement for the benefit of said party, provided that such waiver shall be in writing and if any such waiver occurs, this Agreement shall be interpreted and construed as if such condition precedent or contingency had never been a part of this Agreement, except to the extent that said condition precedent or contingency is stated in this Agreement to be also for the benefit of the other party.

     1710. If any dispute shall arise between Seller and Buyer with respect to this Agreement, the prevailing party in any related litigation shall be reimbursed by the other for all reasonable costs incurred as a result of said dispute, including reasonable attorneys' fees at both the trial and appellate levels.

     1711. It is hereby agreed that no Person other than the named parties hereto, the partners in Seller or their successors or permitted assigns shall have any claim, right, title or interest to or in any amounts by virtue of this Agreement. This Agreement is personal to the named parties hereto, the partners in Seller or their successors or permitted Assigns, and is not intended for the benefit of, and is not intended to be relied upon by any other Person, and no other Person (or any other Person acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.

     1712. Seller shall have the right to consummate this transaction as part of a tax deferred exchange pursuant to Internal Revenue Code Section 103 1. In such event, Seller shall have the right to assign its rights and obligations under this Agreement to a qualified intermediary, as a part of, and in furtherance of, such tax deferred exchange. Buyer agrees to assist and cooperate in such exchange for the benefit of Seller, and Buyer further agrees to execute any and all documents reasonably requested by Seller in connection with such exchange. As part of such exchange, the Property shall be conveyed directly to Buyer, and Buyer shall not be obligated to acquire or convey any other property as part of such exchange or to incur any additional expenses, obligations or liabilities. Seller shall indemnify, hold harmless and defend Buyer with respect to any such additional expenses, obligations or liabilities,

     1713. Neither Seller nor any entity comprising Seller shall have any liability or responsibility for any duty, obligation or liability under this Agreement beyond its interest in the Property. No recourse shall be sought, and no action shall be taken, against any other assets of Seller or any entity comprising Seller, for the payment or satisfaction of any such duty, obligation, or liability.

     1714. The following rules of construction shall apply for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context shall otherwise clearly require:

         (a) The terms "include", "including" and similar terms shall be construed followed by the phrase "without being limited to".

         (b) [This subsection intentionally omitted.]

         (c) Words of masculine, feminine or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa.

         (d) The term "provisions", when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase "terms, covenants, agreements, requirements, conditions and/or".

         (e) All section and exhibit captions herein are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, this Agreement.

         (f) No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof.

         (g) Each exhibit referred to in this Agreement is hereby incorporated herein by reference and made a part of this Agreement with the same effect as if it were restated word for word in this Agreement.

         (h) If any party is designated in this Agreement to be more than one Person, then, in such event, each Person so designated shall be jointly and severally liable for all duties, obligations and liabilities of said party.

         (i) [This subsection intentionally omitted.]

         (j) If Buyer intends to terminate this Agreement pursuant to any provision of this Agreement giving Buyer the right to terminate this Agreement, Buyer shall give written notice of termination to Seller and Escrow Agent. Upon receipt of any such termination notice by Escrow Agent, Escrow Agent : shall promptly refund all the Earnest Money to Buyer and no party shall have any further duties, obligations or liabilities under this Agreement except the Continuing Obligations.

         (k) Whenever the phrase "to the knowledge of," or any similar phrase is used in this Agreement with respect to Seller, said phrase shall refer to the actual present knowledge, without any investigation, of Robert J. Thiebaut, who is the asset manager of the Property for Seller.

         (1) BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS EXPERIENCED IN THE OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT BUYER IS QUALIFIED TO INSPECT AND EVALUATE THE PROPERTY. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS (DEFINED BELOW), BUYER IS FULLY RELYING ON (OR REPRESENTATIVES') INSPECTIONS OF THE PROPERTY AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE BY SELLER OR ANY OF ITS REPRESENTATIVES. BUYER

ACKNOWLEDGES THAT BUYER HAS (OR REPRESENTATIVES HAVE), OR PRIOR TO THE CLOSING DATE WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER TO ENABLE BUYER TO EVALUATE THE PHYSICAL, LEGAL AND FINANCIAL CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING THE ENVIRONMENTAL CONDITION OF THE PROPERTY, COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ALL LEGAL REQUIREMENTS, INCLUDING ALL ZONING ORDINANCES, BUILDING CODES AND SET-BACK REQUIREMENTS, AND COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ALL RESTRICTIVE COVENANTS, EASEMENTS, AND OTHER PRIVATE AGREEMENTS), AND BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS, BUYER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES') INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT AND THE PURCHASE, SUBJECT TO ARTICLES 9, 10 AND 13 OF THIS AGREEMENT, BUYER. HEREBY AGREES TO ACCEPT THE PROPERTY ON THE CLOSING DATE IN ITS "AS IS," "WHERE IS" CONDITION, WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, EXCEPT ONLY (A) THE TITLE AND OWNERSHIP REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE CLOSING DOCUMENTS AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT [(A) AND (B) BEING HEREIN REFERRED TO COLLECTIVELY AS THE "EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS"], WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, IN CONNECTION WITH THE SALE OF THE PROPERTY TO BUYER, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS, THE SALE OF THE PROPERTY IS WITHOUT ANY WARRANTY, AND SELLER AND OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AFFILIATES (COLLECTIVELY, "RELATED PARTIES") HAVE MADE NO, AND EXPRESSLY SPECIFICALLY DISCLAIM, AND BUYER ACCEPTS THAT SELLER AND RELATED PARTIES HAVE DISCLAIMED, ANY AND ALL REPRESENTATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW (EXCEPT THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS AS HEREINABOVE PROVIDED), OF OR RELATING TO THE PROPERTY, INCLUDING: (1) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE
CONSTRUCTION; (2) THE NATURE, MANNER, CONSTRUCTION, CONDITION, STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON THE PROPERTY, ON THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT; (3) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE PROPERTY;
(4) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE

PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH ALL REGULATIONS OR LAWS PERTAINING TO HEALTH OR THE ENVIRONMENT, INCLUDING BUT NOT LIMITED TO, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, THE CLEAN WATER ACT, AND THE INDIANA ENVIRONMENTAL LAWS, EACH AS MAY BE, AMENDED FROM TIME TO TIME, AND INCLUDING ANY AND ALL REGULATIONS, RULES OR POLICIES PROMULGATED THEREUNDER ("ENVIRONMENTAL LAWS"); (5) THE QUALITY OF THE LABOR AND MATERIALS INCLUDED IN THE PROPERTY; (6) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON, OR UNDER THE PROPERTY, AND (7) COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY LEGAL REQUIREMENTS OR PRIVATE AGREEMENTS. EXCEPT TO THE EXTENT RESULTING FROM A BREACH OF THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS, BUYER HEREBY EXPRESSLY AGREES THAT SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES RESULTING OR ARISING FROM OR RELATED TO THE PROPERTY OR THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION THEREOF. SUBJECT TO ARTICLES 9, 10. AND 13 OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT ANY CONDITION OF THE PROPERTY THAT BUYER DISCOVERS OR DESIRES TO CORRECT OR IMPROVE PRIOR TO OR AFTER THE CLOSING DATE SHALL BE AT SOLE EXPENSE. EXCEPT TO THE EXTENT RESULTING FROM A BREACH OF THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS, BUYER EXPRESSLY WAIVES ANY CLAIMS AGAINST SELLER UNDER FEDERAL, STATE OR OTHER LAW (INCLUDING COMMON LAW, WHETHER SOUNDING IN CONTRACT OR TORT, AND ANY AND ALL ENVIRONMENTAL LAWS) THAT BUYER MIGHT HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY. NOTHING CONTAINED IN THIS AGREEMENT IS INTENDED TO RELEASE ANY PARTY FROM ANY FRAUD OR OTHER INTENTIONAL MISCONDUCT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND THE TERMINATION OF THIS AGREEMENT PRIOR TO CLOSING.

                            ARTICLE 18. DEFINITIONS.

     1801. Unless the context shall clearly indicate otherwise, when used in this Agreement the words and phrases set forth below shall be defined as follows:

     "Business Day" shall mean each and every day, other than Saturdays and Sundays, when the main office of NationsBank in Raleigh, North Carolina is open for business.

     "Closing" shall mean the simultaneous payment of monies and execution and delivery of substantially all Closing Documents evidencing the consummation of the transactions provided for in this Agreement.

     "Closing Date" shall mean the effective date of Closing, which shall be the date upon which Closing actually occurs or such other date as shall be agreed to in writing by Seller and Buyer.

     "Closing Document" shall mean each and every document, instrument, agreement, closing statement, certificate, and affidavit executed and delivered pursuant to this Agreement in connection with the consummation of the transactions provided for by this Agreement, whether executed or delivered prior, at, or subsequent to Closing.

     "Condemnation" shall mean any taking or notice of intent to take any property by any Government Authority or other entity having the power of eminent domain, or any voluntary conveyance in lieu of any such taking.

     "Continuing Obligations" shall mean the indemnities of Buyer under Section 904 and the indemnities of Seller and Buyer under Sections 1401 and 160 1,

     "Contract Date" shall mean the date specified on the signature page of this Agreement as the "Contract Date".

     "Due Diligence Date" is defined in Section 1001.1.

     "Earnest Money" is defined in Section 301.

     "Encumbrance" shall mean any mortgage, deed to secure debt, deed of trust, restrictive covenant, lien, conditional sales contract, contract retaining title, security agreement, security interest, contract of sale, lease, license, easement, contract for deed, option to acquire or lease, cloud on title, tax, or any other right to possession or control of the Property or the rents or proceeds of the Property.

     "Equipment" shall mean all appliances, furniture, fixtures, machinery, equipment, inventory, supplies and other tangible personal property located at and used in connection with the operation, management or maintenance of the Property, but excluding all personal property owned by Tenants (other than Seller).

     "Escrow Agent" shall mean the title Company.

     "Existing Mortgage Documents" shall mean all documents evidencing and securing the mortgage loan that is presently encumbering the Property, which loan shall be paid off at Closing, and which loan documents shall be cancelled at Closing.

     "Government Authority" shall mean each municipal, county, state and federal government agency, authority, department, division, court and official having jurisdiction over the subject matter.

     "Improvements" shall mean all buildings and other improvements located on the Land, and all appurtenances thereto.

     "Land" shall mean the land described in Exhibit "A".

     "Leases" shall mean each and every lease of the Property, including all amendments, modifications, alterations, addenda and supplements thereto.

     "Legal Requirement" shall mean each applicable law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation and other requirement of each Government Authority.

     "Permitted Title Exceptions" shall mean those matters described in Exhibit "B".

     "Person" shall mean any natural or artificial legal entity whatsoever, including any individual, general partnership, limited partnership, unincorporated association, sole proprietorship, corporation, trust, business trust, real estate investment trust, joint venture or Government Authority.

     "Private Covenant" shall mean each instrument, agreement, covenant, restriction, indenture, loan agreement, promissory note, or Encumbrance that creates any private legal right, privilege, immunity, duty, liability or obligation.

     "Property" shall mean the Land, Improvements, Equipment, Leases, and other property described in Article 2.

     "Purchase Price" is defined in Article 3.

     "Schedule of Leases" is defined in Section 903.

     "Seller's Manager" shall mean Lane Company, which manages the Property for Seller.

     "Service Agreements" shall mean each and every maintenance, construction, advertising, management, leasing, franchising, employment, union, leasing commission, or utilities agreement or other agreement relating to the Property or otherwise affecting the Property or arising out of its ownership or operation.

     "Tenants" shall mean the tenants under the Leases.

     "Title Company" shall mean First American Title Insurance Company.

                       ARTICLE 19. OFFER AND ACCEPTANCE.

     1901. This document shall constitute an offer by Seller that shall be open for acceptance by Buyer until 5:00 o'clock, p.m., Atlanta, Georgia time, on the Contract Date. If this offer shall be so accepted by Buyer, it shall become a binding, legally enforceable contract of sale and purchase. If this offer shall not be so accepted within said time limit by Buyer, it shall become totally null and void. Upon due acceptance of this offer by Buyer, as described above, Seller shall forward a fully executed counterpart of this Agreement to Escrow Agent, together with a request that Escrow Agent execute and deliver to Buyer and Seller an original Acceptance of Escrow Agent substantially in the form of Exhibit "E". If, for any reason, the Escrow Agent identified in this Agreement shall fail or refuse to serve as Escrow Agent, then Seller shall have the right to designate Chicago Title Insurance Company or First American Title Insurance Corporation to serve as Escrow Agent, in which event, upon acceptance of the duties under this Agreement by any one of said title insurance companies, this Agreement shall be deemed to have been automatically amended to designate said accepting title insurance company as the Escrow Agent and the Title Company.

     SIGNED, SEALED AND DELIVERED as of the ___ day of September, 1997, which shall be the "Contract Date."

Seller:                                           Buyer:

CLARION CROSSING LIMITED                          CORNERSTONE REALTY GROUP, INC.
PARTNERSHIP
                                                  Name:  S. J. Olander
By: GOLDCREST CLARION CORP., a                    Title: S.V.P.
      Georgia corporation, General Partner
                                                  [CORPORATE SEAL]
By:/s/ Robert J. Thiebaut
   --------------------------------
Name: Robert J. Thiebaut, President
Title: Vice President

[CORPORATE SEAL]